EXHIBIT 21

SUBSIDIARIES

NAME	JURISDICTION OF INCORPORATION
Patterson Dental Holdings, Inc.	Minnesota

Patterson Dental Supply, Inc.	Minnesota

Dolphin Imaging Systems, LLC	Delaware

Dolphin Practice Management, LLC	Delaware

Direct Dental Supply Co.	Nevada

Patterson Office Supplies, Inc.	Minnesota

Patterson Technology Center, Inc.	Minnesota

Patterson Dental Canada Inc.	Canada

PCI Limited I, LLC	Delaware

PCI Limited II, LLC	Delaware

PCI Two Limited Partnership	England and Wales

Patterson Medical Holdings, Inc.	Delaware

Patterson Medical Supply, Inc.	Minnesota

Patterson Global Limited	England and Wales

Ausmedic Australia Pty Limited	Australia

Ausmedic Holdings Pty Limited	Australia

Auckbritt International Pty Limited	New Zealand

Surgical Synergies Pty Limited	Australia

Metron Holdings Pty Limited	Australia

Metron Medical Australia Pty Limited	Australia

Metron Medical Co. Limited	Thailand

Patterson Medical Limited	England and Wales

Sacedi Sport & Sante	France

Patterson Medical Canada, Inc.	Canada

Patterson Medical France	France

Midland Manufacturing Company, Inc.	South Carolina

Tumble Forms Inc.	New York

PDC Funding Company, LLC	Minnesota

PDC Funding Company II, LLC	Minnesota

Patterson Veterinary Supply, Inc.	Minnesota

Patterson Management LP	Minnesota

Patterson (PDCO) Holdings UK Limited	England and Wales

National Veterinary Services Limited	England and Wales

Patterson Logistics Services, Inc.	Minnesota